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Exhibit 5.1

        [O'MELVENY & MYERS LLP LETTERHEAD]

April 17, 2002

Versicor Inc.
34790 Ardentech Court
Fremont, California 94555

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission ("SEC") on or about April 17, 2002 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,993,800 shares of your common stock, par value $0.001 per share (collectively, the "Shares"). We understand that the Shares are to be sold by the selling stockholders to the public from time to time as described in the Registration Statement.

        We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

        Based on such examination, we are of the opinion that the Shares, if sold by such stockholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,
/s/ O'MELVENY & MYERS LLP

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  Exhibit 5.1